Exhibit 99.1

Kewaunee Scientific Reports Results For First Quarter

Exchange: NASDAQ (KEQU)	Contact: D. Michael Parker
704/871-3290

STATESVILLE, NC, August 25, 2003—Kewaunee Scientific Corporation (Nasdaq: KEQU) today reported results for its first quarter ended July 31, 2003.

Sales for the quarter were $24,213,000, an increase of 24.8% from sales in the same quarter last year. Sales of laboratory products increased 25.2% to $22,601,000, while sales of technical products increased 18.8% to $1,612,000. The sales increase reflects continued strong demand for the Company’s products in its domestic markets, as well as increased international sales. The order backlog was $50.7 million at July 31, 2003, down slightly from $51.5 million at April 30, 2003. The order backlog at July 31, 2002 was $33.1 million.

Net earnings for the quarter were $461,000, or $0.19 per diluted share, as compared to net earnings of $324,000, or $0.13 per diluted share, in the same quarter last year. Earnings for the quarter benefited from the higher sales volume of laboratory products and lower costs associated with the Company’s technical furniture business, which returned to profitability during the quarter. The resolution during the quarter of a disputed claim for laboratory furniture sold by the Company several years ago improved net earnings by $189,000, or $.08 per diluted share.

Earnings for the quarter were severely impacted by manufacturing problems in the Company’s metal furniture operation. A significant number of orders received for the quarter included new products, resulting in start-up costs and manufacturing inefficiencies often associated with the manufacture of new products. Appropriate machinery was not in place to handle the large volume of orders for new products; thus the Company was required to produce component parts using less efficient methods and purchase additional parts from outside vendors, both at much higher costs. Automated equipment to efficiently manufacture the parts for these new products was ordered in May and is expected to become operational in early October. In comparison to the same period last year, the gross profit margin was also affected by a significant increase during the quarter in installation sales revenue, which traditionally has a lower profit margin than product sales.

“We were pleased with the increase in sales volume for the first quarter, but very disappointed with our level of profitability,” said William A. Shumaker, President and Chief Executive Officer of Kewaunee. “Strong sales increases were experienced for all of our major product lines, as well as our international business. We were also pleased to see a solid increase in sales of our technical products and the return to profitability of this business. We have taken immediate actions to correct the manufacturing problems in our metal operation, including a change in manufacturing management. These actions are significantly reducing our operating costs. Further improvements will be realized once our new automated equipment becomes operational. These improvements, along with the volume of orders in our backlog scheduled for delivery in the second quarter, are expected to provide improved operating results for the quarter.”

Kewaunee Scientific Corporation is a recognized leader in the design, manufacture, and installation of scientific and technical furniture. The Company’s corporate headquarters and manufacturing facilities are located in Statesville, North Carolina. Kewaunee Scientific’s website is located at http://www.kewaunee.com.

Certain statements in this release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could significantly impact results or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to, economic, competitive, governmental, and technological factors affecting the Company’s operations, markets, products, services, and prices.

Condensed Consolidated Statements of Operations [unaudited]

(in thousands, except per share data)

	Three Months Ended
	July 31, 2003		July 31, 2002
Net sales	$24,213		$19,405
Cost of products sold	20,610		15,964

Gross profit	3,603		3,441
Operating expenses	3,001		2,898

Operating earnings	602		543
Interest expense	(78)		(42)
Other income, net	196	*	1

Earnings before income taxes	720		502
Income tax expense	259		178

Net earnings	$461		$324

Net earnings per share
Basic	$0.19		$0.13
Diluted	$0.19		$0.13

Weighted average number of common shares outstanding (in thousands)
Basic	2,485		2,470
Diluted	2,489		2,484

*	Includes a $295,000 net gain associated with the resolution during the quarter of an old disputed claim for laboratory furniture.

Condensed Consolidated Balance Sheets

(in thousands)

	July 31, 2003	April 30, 2003
	[unaudited]
Assets
Cash and cash equivalents	$400	$520
Receivables, less allowances	22,814	16,138
Inventories	5,490	5,958
Prepaid expenses and other current assets	2,478	2,370

Total current assets	31,182	24,986
Net property, plant and equipment	12,367	11,791
Other assets	6,648	6,877

Total Assets	$50,197	$43,654

Liabilities and Stockholders’ Equity
Short-term borrowings	$6,919	$1,416
Current portion of long-term debt	1,117	681
Accounts payable	6,787	8,338
Other current liabilities	4,093	2,893

Total current liabilities	18,916	13,328
Long-term debt	1,770	1,249
Other non-current liabilities	3,245	3,139
Total stockholders’ equity	26,266	25,938

Total Liabilities and Stockholders’ Equity	$50,197	$43,654